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               [LETTERHEAD OF FULBRIGHT AND JAWORSKI L.L.P.]

February 27, 1997

First Eagle Fund of America, Inc.
1345 Avenue of the Americas
New York, NY 10105

Re: Registration Statement on From N-1A
    Securities Act File No. 33-10675
    Investment Company Act File No. 811-04935
    -----------------------------------------

Gentlemen:

     This will refer to the Registration Statement under the Securities Act of 1933 (File No. 33-10675) and Investment Company Act of 1940 (File No. 811-04935), filed by First Eagle Fund of America, Inc. (the 'Fund'), a Maryland corporation, with the Securities and Exchange Commission and the further amendments thereto (the 'Registration Statement'), covering the registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest of the Fund (the 'Shares').

     As counsel to the Fund, we have examined such documents and reviewed such questions of law as we deem appropriate. On the basis of such examination and review, it is our opinion that the Shares have been duly authorized and, when issued, sold and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and the reference to this firm under the heading 'Counsel' in the Statement of Additional Information filed as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

                                          Very truly yours,

                                          /s/ Fulbright and Jaworski L.L.P.


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